Exhibit 99.3

PRIVILEGED & CONFIDENTIAL DRAFT PREPARED AT THE DIRECTION OF COUNSEL

ATTORNEY WORK PRODUCT | PREPARED IN CONTEMPLATION OF LITIGATION

EFIH Toggle Note

Cash Out Proposal

October 10, 2013

This term sheet summarizes the principal terms (the “Term Sheet”) of a proposed restructuring (the “Restructuring”) of Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holdings LLC (“EFIH”), Energy Future Competitive Holdings Company LLC (“EFCH”), Texas Competitive Electric Holdings Company LLC (“TCEH”), and certain subsidiaries of TCEH. This proposal is made in response to the request of EFH and certain EFH Equity Interest Holders to make a cash-out counter proposal to the October 7, 2013 Term Sheet provided by certain TCEH First Lien Lenders given ongoing valuation disputes between certain EFIH PIK Toggle Noteholders and certain TCEH First Lien Lenders. This Term Sheet does not constitute (nor will it be construed as) an offer with respect to any securities, it being understood that such an offering, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. The terms and conditions set forth in this Term Sheet are meant to be part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the proposed restructuring. The Term Sheet is in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.

Transaction Overview

•    This term sheet is premised upon the October 7, 2013 Term Sheet proposed by certain TCEH First Lien Creditors as modified herein.

•    The restructuring shall be consummated through a chapter 11 plan of reorganization and must be consummated by no later than September 1, 2014 (the “Plan”).

Treatment of EFH Equity Interest Holders	• Upon the effective date of the Plan, holders of EFH Equity Interests shall receive such treatment on terms to be determined by EFH with the consent of the TCEH First Lien Creditors.
Treatment of EFH Unsecured Creditors	• Upon the effective date of the Plan, holders of EFH Unsecured Claims shall receive such treatment on terms to be determined by EFH with the consent of the TCEH First Lien Creditors.
Treatment of EFIH Toggle Note Claims

•    Upon the effective date of the Plan, holders of EFIH Toggle Note Claims shall receive their pro rata share of:

•    $1.45 billion cash

•    $100 million unsecured note from EFIH (the “EFIH Note”)

•    Key economic terms of EFIH Note:

•    No interest

•    Repaid via EFIH cash flow sweep on terms TBD

•    Amounts and timing of payments not subject to any conditions or adjustments.

•    Payments contemplated herein shall be made from proceeds of the new senior secured debt issued by the reorganized TCEH Debtors, and shall not be subject to reduction.

•    Oncor TSA will be terminated on the effective date of the Plan so that tax distributions from Oncor are made directly to EFIH.